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                                                                      Exhibit 1





                                 LOAN AGREEMENT

                                    between

                               HELEN OF TROY L.P.

                                      and

                    TEXAS COMMERCE BANK NATIONAL ASSOCIATION

                                     dated

                               December 31, 1996




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                                 LOAN AGREEMENT

         THIS LOAN AGREEMENT ("this Agreement"), dated as of December 31, 1996, is made by and between TEXAS COMMERCE BANK NATIONAL ASSOCIATION, a national banking association ("Lender"), with its principal office at 201 E. Main, El Paso, Texas 79901, HELEN OF TROY L.P., a Texas limited partnership duly organized under the laws of the State of Texas, with its principal office at 6827 Market Avenue, El Paso, Texas 79915 ("Borrower"), HELEN OF TROY LIMITED a company organized under the laws of Bermuda, with its principal office at 6827 Market Avenue, El Paso, Texas 79915 ("Limited"), and HELEN OF TROY CORPORATION, a Texas corporation, with its principal office at 6827 Market Avenue, El Paso, Texas 79915 ("HOTC") (Limited and HOTC are collectively referred to herein as the "Guarantors").

         Borrower has requested Lender to provide a revolving line of credit loan (the "Revolving Credit Loan") up to an aggregate amount not exceeding $5,000,000.00 at anytime outstanding.

         Lender and Borrower desire to set forth the terms pursuant to which Lender and Borrower have agreed to enter into the Revolving Credit Loan;

         NOW, THEREFORE, Lender and Borrower agree as follows:

         1.       DEFINITIONS

                  1.01 Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

                  "Affiliate" means, at any time, and with respect to any Person, (a) any other Person that at such time directly or indirectly through one or more intermediaries Controls, or is Controlled by, or is under common Control with, such first Person, and (b) any Person beneficially owning or holding, directly or indirectly, 10% or more of any class of voting or equity interests of such first Person or any Subsidiary or such first Person or any corporation of which such first Person and its Subsidiaries beneficially own or hold, in the aggregate, directly or indirectly, 10% or more of any class of voting or equity interests. As used in this definition, "Control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. Unless the context otherwise clearly requires, any reference to an "Affiliate" is a reference to an Affiliate of Limited.

                  "Agreement" means this Loan Agreement, and all Exhibits appended hereto, as the same may be from time to time amended, supplemented or modified.

                  "Alternate Base Rate" means, for any day, a rate per annum equal to the Prime Rate in effect on such day. For purposes hereof, "Prime Rate" shall mean the rate of interest per annum publicly announced from time to time by Texas Commerce Bank National Association, as its prime rate, and thereafter entered in the minutes of its Loan and Discount Committee; each change in the Prime Rate shall be effective on the date such change is



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         determined without special notice to the Borrower or any other person or entity. In the event the Prime Rate ceases to be stated or designated by Texas Commerce Bank National Association, or any successor to it, Prime Rate shall mean the rate of interest published as "Prime Rate" in the "Money Rates" section of The Wall Street Journal.

                  The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer, and Lender disclaims any statement, representation or warranty to the contrary. Any change in the Alternate Base Rate due to a change in the Prime Rate shall be effective on the effective date of such change in the Prime Rate.

                  "Alternate Base Rate Loan" means a loan which bears interest at a rate determined by reference to the Alternate Base Rate.

                  "Borrowing" means a borrowing by Borrower consisting of a loan made by Lender hereunder, each such loan being a "Loan".

                  "Borrowing Date" means any Business Day on which Lender shall make a Loan hereunder.

                  "Board" shall mean the Board of Governors of the Federal Reserve System of the United States.

                  "Business Day" means a day (i) on which the Lender and commercial banks in New York City are generally open for business, and
         (ii) with respect to Eurodollar Loans, on which dealings in Dollar deposits are carried out in the Eurodollar interbank markets.

                  "Capital Lease" means, at any time, a lease with respect to which the lessee is required concurrently to recognize the acquisition of an asset and the incurring of a liability in accordance with GAAP.

                  "Commitment" means the obligation of Lender to make the Revolving Credit Loan pursuant to Section 2.

                  "Commitment Period" means the period of time the Commitment is in effect, which period shall commence on the Effective Date and, unless sooner terminated pursuant to the Loan Documents, shall end on July 31, 1997.

                  "Consolidated Indebtedness" means all Indebtedness of Limited and its Subsidiaries, all as determined on a consolidated basis in accordance with GAAP.

                  "Consolidated Net Earnings" means for any period, net earnings (or loss) after income taxes of Limited and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP, but not including in such net earnings (or loss) the following:



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                           (a) any extraordinary gain or loss arising from the
                  sale of capital assets;

                           (b) any extraordinary gain or loss arising from any
                  write-up or write-down of assets;

                           (c) net earnings of any Person in which Limited or
                  any Subsidiary shall have an ownership interest other than a Subsidiary unless such net earnings (or any portion thereof) shall have actually been received by Limited or such Subsidiary in the form of cash distributions;

                           (d) earnings or losses of any Subsidiary accrued
                  prior to the date it became a Subsidiary;

                           (e) any portion of the net earnings of any
                  Subsidiary that by reason of any contract or charter restriction or applicable law or regulation (or in the good faith judgment of the Board of Directors of Limited for any reason) is unavailable for payment of dividends to Limited or any of its Subsidiaries;

                           (f) the earnings or losses of any Person acquired by
                  Limited or any Subsidiary through purchase, merger, consolidation or otherwise, or the earnings or losses of any Person substantially all of whose assets have been acquired by Limited or any of its Subsidiaries, for any period prior to the date of such acquisition;

                           (g) any gain arising from the acquisition of any
                  Securities of Limited or any of its Subsidiaries; and

                           (h) any other extraordinary gains or losses or any
                  other gain or loss arising from any event or transaction that is unusual in nature and infrequent in occurrence (but which otherwise does not constitute an extraordinary item under
                  GAAP) and which GAAP requires to be reported as a separate component of revenues and expenses from continuing operations.

                  The above determination of net earnings (or loss) shall be made without giving effect to any allocation thereof to any minority interest in respect of Limited or any of its Subsidiaries.

                  "Consolidated Net Worth" means, at any time, shareholders' equity of Limited as set forth in its consolidated balance sheet, determined in accordance with GAAP.

                  "Consolidated Total Capitalization" means, at any time, Consolidated Net Worth plus Consolidated Indebtedness.

                  "Contingent Obligation" means as to any Person, any obligation of such Person guaranteeing, or in effect guaranteeing any indebtedness, leases, dividends or other obligations ("Primary Obligations") of any other Person (the "Primary Obligor") in any manner, whether directly or indirectly, including, without limitation, any obligation of such



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         Person, (a) to advance or supply funds (i) for the purchase or payment of any such Primary Obligation, or (ii) to maintain working capital or equity capital for the Primary Obligor, or otherwise to maintain the net worth or solvency of the Primary Obligor, (b) to purchase property, securities or services primarily for the purpose of assuring the owner of any such Primary Obligation of the ability of the Primary Obligor to make payment of such Primary Obligation, or (c) otherwise to assure the owner of such Primary Obligation against loss in respect thereof; provided, however, that the term Contingent Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business, or Borrower's guaranteeing of the Primary Obligations of any Subsidiary.

                  "Contractual Obligation" means as to any Person, any provision of any security issued by such Person, or of any mortgage, indenture, lease, contract or other agreement, instrument or undertaking to which such Person is or purports to be a party or by which it or any of its property is or purports to be bound.

                  "Default" means any Event of Default (as defined herein), whether or not any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.

                  "Default Rate" means a rate per annum equal to the lesser of
         (a) eighteen percent (18.00%), or (b) the Highest Lawful Rate, which interest shall be due and payable on demand.

                  "Effective Date" means the date of this Agreement.

                  "Eurodollar Lending Office" means the office of Texas Commerce Bank National Association located at 712 Main Street, Houston, Texas, or such other office of said Bank as the said Bank may from time to time specify to Borrower.

                  "Eurodollar Loan" means a Loan which bears interest at a rate determined by reference to the Eurodollar Rate.

                  "Eurodollar Rate" means, for each Eurodollar Loan, an interest rate per annum determined by dividing (i) the rate per annum determined by Texas Commerce Bank National Association at or before 10:00 a.m. (Houston time) (or as soon thereafter as practicable) two
         (2) Business Days before the first day of the applicable Interest Period to be the rate per annum at which deposits of dollars are offered to Texas Commerce Bank National Association by prime banks in whatever Eurodollar interbank market may be selected by the said Bank in its sole discretion, acting in good faith, at the time of determination and in accordance with the usual practice in such market for delivery on the first day of such Interest Period in immediately available funds and for a period equal to such Interest Period and in an amount substantially equal to the amount of the said Bank's Eurodollar Loan during such Interest Period, by (ii) Statutory Reserves.

                  "Event of Default" means any of the events specified in
         Section 9 hereof.



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                  "Generally Accepted Accounting Principles" means generally accepted accounting principles as applied to businesses of this nature and the official interpretations thereof by the Financial Accounting Standards Board in effect from time to time. All accounting terms herein and not otherwise defined shall have the meanings given them in accordance with generally accepted accounting principles.

                  "Governmental Authority" means the United States Government, any state or other political subdivision thereof, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled (through stock or capital ownership or otherwise) by the foregoing.

                  "Guarantor's Guaranty" means the continuing guaranty agreement by which each Guarantor unconditionally guarantees payment of the Note.

                  "Guaranty" means, with respect to any Person, any obligation (except the endorsement in the ordinary course of business of negotiable instruments for deposit or collection) of such Person guaranteeing or in effect guaranteeing any indebtedness, dividend or other obligation of any other Person in any manner, whether directly or indirectly, including (without limitation) obligations incurred through an agreement, contingent or otherwise, by such Person:

                           (a) to purchase such indebtedness or obligation or
                  any property constituting security therefor;

                           (b) to advance or supply funds (i) for the purchase
                  or payment of such indebtedness or obligation, or (ii) to maintain any working capital or other balance sheet condition or any income statement condition of any other Person or otherwise to advance or make available funds for the purchase or payment of such indebtedness or obligation;

                           (c) to lease properties or to purchase properties or
                  services primarily for the purpose of assuring the owner of such indebtedness or obligation of the ability of any other Person to make payment of the indebtedness or obligation; or

                           (d) otherwise to assure the owner of such
                  indebtedness or obligation against loss in respect thereof.

         In any computation of the indebtedness or other liabilities of the obligor under any Guaranty, the indebtedness or other obligations that are the subject of such Guaranty shall be assumed to be direct obligations of such obligor.

                  "Highest Lawful Rate" means the maximum nonusurious contract interest rate permitted from time to time to be contracted for, taken, reserved, charged or received on any Loan under applicable federal or Texas laws, whichever permits the higher lawful rate; provided, however, that in the event (i) such maximum nonusurious interest rate shall, at any



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         time or times during the term of a Loan evidenced hereby, be reduced to a rate less than the maximum non-usurious contract rate in effect on the date of such Loan, and (ii) applicable law permits contracting for, taking, reserving, charging and receiving on such Loan throughout the duration thereof the maximum nonusurious contract rate in effect on the date such Loan was made, then and at all such times the Highest Lawful Rate shall be the maximum nonusurious contract rate permitted to be contracted for, taken, reserved, charged or received on such Loan under applicable law in effect on the date of such Loan. At all such times, if any, as Texas law shall establish the Highest Lawful Rate, it shall be the "indicated rate ceiling" (as defined in Tex. Rev. Civ. Stat. art. 5069-1.04) from time to time in effect.

                  "Indebtedness" with respect to any Person means, at any time, without duplication,
                           (a) its liabilities for borrowed money and its
                  redemption obligations in respect of mandatorily redeemable Preferred Stock;

                           (b) its liabilities for the deferred purchase price
                  of property acquired by such Person (excluding accounts payable arising in the ordinary course of business but including all liabilities created or arising under any conditional sale or other title retention agreement with respect to any such property);

                           (c) all liabilities appearing on its balance sheet
                  in accordance with GAAP in respect of Capital Leases;

                           (d) all liabilities for borrowed money secured by
                  any Lien with respect to any property owned by such Person (whether or not it has assumed or otherwise become liable for such liabilities);

                           (e) all its liabilities in respect of letters of
                  credit or instruments serving a similar function issued or accepted for its account by banks and other financial institutions (whether or not representing obligations for borrowed money);

                           (f) Swaps of such Person; and

                           (g) any Guaranty of such Person with respect to
                  liabilities of a type described in any of clauses (a) through
                  (f) hereof.

         Indebtedness of any Person shall include all obligations of such Person of the character described in clauses (a) through (g) to the extent such Person remains legally liable in respect thereof notwithstanding that any such obligation is deemed to be extinguished under GAAP.

                  "Interest Period" means, with respect to any Loan, the period commencing on the Borrowing Date and ending on the Maturity Date, consistent with the following provisions. The duration of each Interest Period shall be:

                           (a) in the case of an Alternate Base Rate Loan, a
                  period of up to 90 days; and



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                           (b) in the case of a Eurodollar Loan, two (2) weeks,
                  one (1) month, three (3) months, or six (6) months;

         in each case as selected by Borrower and agreed to by Lender. Borrower's choice of Interest Period shall also be subject to the following limitations:

                           (c) no Interest Period shall end on a date after the
                  Termination Date of the Note; and

                           (d) if the last day of an Interest Period would be a
                  day other than a Business Day, the Interest Period shall end on the next succeeding Business Day (unless the Interest Period relates to a Eurodollar Loan and the next succeeding Business Day is in a different calendar month than the day on which the Interest Period would otherwise end, in which case the Interest Period shall end on the next preceding Business
                  Day); and

                           (e) there shall not be more than seven (7) Interest
                  Periods in effect at any one time.


                  "Lien" means, with respect to any Person, any mortgage, lien, pledge, charge, security interest or other encumbrance, or any interest or title of any vendor, lessor, lender or other secured party to or of such Person under any conditional sale or other title retention agreement or Capital Lease, upon or with respect to any property or asset of such Person (including in the case of stock, stockholder agreements, voting trust agreements and all similar arrangements).

                  "Loan Documents" means, as in effect at anytime, this Agreement, the Note (including all renewals, extensions and rearrangements thereof), together with all other instruments executed
         (i) pursuant to this Agreement or in connection with it, and (ii) any other document reasonably required by Lender in connection with this Agreement.

                  "Revolving Credit Loan Note" means the promissory note of Borrower executed and delivered under Section 2.02 hereof, including any and all renewals, modifications, extensions or rearrangements thereto.

                  "Maturity Date" means, with respect to any Loan, the maturity date agreed to by Lender and Borrower with respect to such Loan as the date when such Loan is due and payable. In no event shall any Maturity Date fall on a date after the Termination Date.

                  "Note" shall mean the Revolving Credit Loan Note in the original principal amount of $5,000,000.00.



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                  "Person" means any natural person, partnership, association, joint venture, corporation (which shall include any business trust), bank, trust, unincorporated organization and/or any government, agency or political subdivision thereof.

                  "Preferred Stock" means any class of capital stock of a corporation that is preferred over any other class of capital stock of such corporation as to the payment of dividends or the payment of any amount upon liquidation or dissolution of such corporation.

                  "Requirement of Law" means as to any Person, the Articles of Incorporation and Bylaws, or other organizational or governing documents of such Person, and any law, rule or regulation, or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon, or purporting to be applicable to or binding upon, such Person or any of its assets or to which such Person or any of its assets is or purports to be subject.

                  "Statutory Reserves" shall mean a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including, without limitation, any marginal, special, emergency, or supplemental reserves) expressed as a decimal established by the Board and any other banking authority to which Lender or Texas Commerce Bank National Association are subject with respect to the Eurodollar Rate, for Eurocurrency Liabilities (as defined in Regulation D of the Board). Such reserve percentages shall include, without limitation, those imposed under such Regulation D. Eurodollar Loans shall be deemed to constitute Eurocurrency Liabilities and as such shall be deemed to be subject to such reserve requirements without benefit of or credit for proration, exceptions or offsets which may be available from time to time to any bank under such Regulation D. Statutory Reserves shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

                  "Stock" means and includes any and all shares, interests, participations or other equivalents (howsoever designated) of corporate stock.

                  "Subsidiary" means, as to any Person, any corporation, association or other business entity in which such Person or one or more of its Subsidiaries or such Person and one or more of its Subsidiaries owns sufficient equity or Voting Stock to enable it or them (as a group) ordinarily, in the absence of contingencies, to elect a majority of the directors (or Persons performing similar functions) of such entity, and any partnership or joint venture if more than a 50% interest in the profits or capital thereof is owned by such Person or one or more of its Subsidiaries or such Person and one or more of its Subsidiaries (unless such partnership can and does ordinarily take major business actions without the prior approval of



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         such Person or one or more of its Subsidiaries). Unless the context otherwise clearly requires, any reference to a "Subsidiary" is a reference to a Subsidiary of Limited and, in any event, includes HOTC, Borrower and HOT-Barbados.

                  "Swaps" means, with respect to any Person, payment obligations with respect to interest rate swaps, currency swaps and similar obligations obligating such Person to make payments, whether periodically or upon the happening of a contingency. For the purposes of this Agreement, the amount of the obligation under any Swap shall be the amount determined in respect thereof as of the end of the then most recently ended fiscal quarter of such Person, based on the assumption that such Swap had terminated at the end of such fiscal quarter, and in making such determination, if any agreement relating to such Swap provides for the netting of amounts payable by and to such Person thereunder or if any such agreement provides for the simultaneous payment of amounts by and to such Person, then in each such case, the amount of such obligation shall be the net amount so determined.

                  "Termination Date" means a final scheduled maturity date of July 31, 1997.

                  "Voting Stock" shall mean securities or other equity interests of any class or classes, the holders of which are ordinarily, in the absence of contingencies, entitled to elect a majority of the corporate directors (or persons performing similar functions in the case of business entities other than corporations).

                  1.02     Other Definitions.

         All terms defined in this Agreement shall have the defined meanings when used in the Note or any certificate or other document made or delivered pursuant hereto.

         As used herein and in the Note, any certificate or other document made or delivered pursuant hereto, accounting terms not defined in Section 1.01, and accounting terms partly defined in Section 1.01, to the extent not defined, shall have the respective meanings given to them under generally accepted accounting principles.

         The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

         2.       AMOUNT AND TERMS OF REVOLVING CREDIT LOAN

                  2.01 Revolving Credit Loan Commitment. Subject to the terms and conditions and relying upon the representations and warranties set forth in this Agreement, Lender agrees to lend hereunder to Borrower on any one or more Business Days during the Commitment Period, for the purpose of providing working capital and for general corporate purposes, amounts which shall



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not at anytime exceed in the principal sum of $5,000,000.00 less the aggregate unpaid principal amount of all Loans, and the aggregate amount of all Letters of Credit issued by Lender pursuant to this Agreement, which are outstanding on the Business Day on which such borrowing is to be made.

         To the extent the unpaid principal balance of the Revolving Credit Loan shall at anytime exceed the amount permitted above, payment in an amount necessary to reduce the unpaid principal balance of the Note to the lesser of the amount permitted under this Section, shall be made within two (2) Business Days.

         During the Commitment Period, Borrower may use the Revolving Credit Loan by borrowing, prepaying as herein provided, and reborrowing; provided, however, Borrower must be in full compliance with all of the terms of the Loan Documents at the time of and as a prerequisite to any Loan.

         Lender's records shall serve as presumptive evidence of any and all amounts outstanding under the Revolving Credit Loan.

                          2.01.1 Letters of Credit. In the event that during the
Commitment Period Lender shall agree to issue on Borrower's account letters of credit ("Letters of Credit"), as defined in Chapter 5 of the Texas Uniform Commercial Code - Letters of Credit, then Borrower agrees as aforesaid that (i) the available principal balance of the Revolving Credit Loan shall be reduced by the aggregate amount of all Letters of Credit outstanding from time to time;
(ii) outstanding Letters of Credit shall never exceed in the aggregate at any time the sum of $3,000,000.00, and (iii) no Letter of Credit shall have an expiry date later than July 31, 1997.

         Borrower agrees to pay to Lender all customary charges for issuing Letters of Credit, and Borrower further agrees that should Lender be required to fund all or any part of any Letter of Credit on behalf of Borrower, any such funding shall be simultaneously charged to the Revolving Credit Loan, subject to all of the terms and conditions of this Agreement.

                  2.02 Revolving Credit Loan Note. The Revolving Credit Loan shall be evidenced by the Revolving Credit Loan Note in the principal sum of $5,000,000.00, dated as of the Effective Date, executed and delivered by Borrower, payable to the order of Lender, in the form appended hereto as Exhibit "A". The Termination Date of the Revolving Credit Loan Note shall be July 31, 1997.

         Loans made by Lender under the terms of the Revolving Credit Loan Note may be either Alternate Base Rate Loans, or two (2) week, one (1) month, three
(3) month, or six (6) month Eurodollar Loans.

         Borrower shall pay interest on each Alternate Base Rate Loan for the Interest Period with respect thereto at a rate per annum equal to the lesser of
(i) the Alternate Base Rate for such Interest Period, or (ii) the Highest Lawful Rate, which interest shall be due and payable on March 31, 1997, June 30, 1997, and on the Termination Date.



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         Borrower shall pay interest on each Eurodollar Loan for the Interest
Period with respect thereto on the unpaid principal amount thereof at a rate per annum equal to the lesser of (i) the Eurodollar Rate plus one percent (1.00%) (the "Effective Eurodollar Rate"), or (ii) the Highest Lawful Rate, which interest shall be due and payable on March 31, 1997, June 30, 1997, and on the Termination Date.

         If not sooner paid, the entire unpaid principal of, and all accrued, unpaid interest on, the Revolving Credit Loan Note shall be due and payable on July 31, 1997.

                  2.03 Notice for Revolving Credit Loan Borrowing. Any Loan which Lender agrees in its sole discretion to make under the Note shall be made
(a) in the case of Eurodollar Loans, on the Borrower's irrevocable notice given to Lender not later than 10:00 a.m. (Houston time) on the third Business Day prior to the proposed Borrowing Date, or, (b) in the case of Alternate Base Rate Loans, on the Borrower's irrevocable notice given to Lender not later than 3:00 p.m. (El Paso time) on the first Business Day prior to the proposed Borrowing Date. Each such notice of a requested borrowing (a "Notice of Requested Borrowing") may be oral or in writing, and shall specify (i) the requested amount of such Loan, (ii) the proposed Borrowing Date, (iii) whether the requested Loan is to be Alternate Base Rate Loan or a Eurodollar Loan, (iv) if a Eurodollar Loan, whether it is a two (2) week, one (1) month, three (3) month, or six (6) month Eurodollar Loan, and (v) the Interest Period for such Loan. If any Notice of Requested Borrowing shall be oral, Borrower shall deliver to Lender prior to the Borrowing Date a confirmatory written Notice of Requested Borrowing.

                  2.04 Payments. All payments (whether of principal, interest, reimbursements or otherwise) by or on behalf of Borrower shall be made, in immediately available funds, at the principal office of Lender without set-off, deduction or counterclaim. If received prior to 2:00 p.m. (El Paso time), payments shall be credited on the day of receipt, or if received after 2:00 p.m., payments shall be credited on the next Business Day after receipt by Lender, and shall be applied first to interest accrued to the date of payment, and the balance, if any, to the unpaid principal thereof.

         Except as is otherwise provided herein with respect to Eurodollar Loans, if the due date of any payment falls on a day which is not a Business Day, such date shall be extended to the next succeeding full Business Day and interest shall be payable for any principal so extended for the period of such extension.

                  2.05 Prepayments. Borrower may, at its option, on any Business Day, prepay the outstanding principal amount of any Alternate Base Rate Loan, in whole or in part, together with accrued interest to the date of such prepayment on the principal amount prepaid.

         Except as specified in this Section 2.05, Borrower shall have no right to prepay any Loan.

                  2.06 Past Due Amounts. Any amount not paid when due with respect to the principal of a Loan (whether at the Termination Date, by acceleration or otherwise), costs or expenses, or, to the extent permitted by applicable law, interest, shall bear interest at the Default Rate. The principal of any Loan shall be deemed past due if not paid on or before the expiration of ten (10) days after the Maturity Date or any earlier maturity date resulting from acceleration in accordance with the terms of the Note evidencing such Loan or as provided by law or otherwise. Interest accrued and unpaid with respect to any Loan shall be deemed past due if not paid on or before the expiration of ten (10) days after the applicable interest payment date as provided in such Note.

                  2.07 Set-off. In the event Borrower shall fail to pay any sum due under the terms of this Agreement or the Note, which failure shall constitute one or more Events of Default hereunder, Lender shall have the right, in addition to all other rights and remedies available to it, to set-off, to the extent permitted by applicable law, against the unpaid balance of any note held by it or any debt owing to Borrower, HOTC or Limited, including, without limitation, any funds in any deposit account, whether general or special in nature, maintained by Borrower, HOTC, or Limited with Lender, and nothing in this Agreement shall be deemed any waiver or prohibition of any depository's right or banker's lien or set-off.

         3.       INTEREST; FEES

                  3.01 Interest. Interest with respect to Alternate Base Rate Loans and Eurodollars Loans shall be calculated on the basis of a 360 day year for the actual days elapsed, unless such calculation would result in a usurious rate, in which case such interest shall be calculated on the basis of a 365 day or 366 day year, as the case may be.

                  3.02 Usury; Non-Usurious Interest. Lender and Borrower intend in the execution of the Loan Documents to contract in strict compliance with applicable usury laws. Lender and Borrower therefore stipulate and agree that none of the terms and provisions contained in this Agreement, or in the Loan Documents, shall ever be construed to create a contract to pay for the use, forbearance, or detention of money, or interest at a rate in excess of the Highest Lawful Rate. Accordingly, it is agreed that (i) the aggregate of all interest, and other charges and fees constituting interest under applicable laws, contracted for, chargeable, receivable or reserved under the Loan Documents or otherwise in connection with this loan transaction, shall never exceed that which would accrue on the outstanding principal balance of the Revolving Credit Loan at the Highest Lawful Rate, and (ii) no provision of the Loan Documents, or any other instrument relating to the Revolving Credit Loan, shall require the payment or permit the charging, receipt, collection or reserving of interest in excess of that which would accrue at the Highest Lawful Rate. If any such excess is, or is adjudicated to be, so provided for, it shall be deemed a mistake and the provisions of this Section 3.02 shall govern, and neither Borrower, nor any guarantors, endorsers or other parties now or hereafter becoming liable for payment of the Note, nor their heirs, personal representatives, successors or assigns, shall be contractually obligated to pay such excess, nor shall Lender be permitted to contract for, charge, receive, collect or reserve such excess, and this Loan Agreement and the Loan Documents shall automatically be reformed so as to permit only the charge for and collection of the amount of non-usurious interest allowed under applicable usury laws. The Highest Lawful Rate shall be computed from the date Loan funds are disbursed to Borrower for its account, and interest shall, to the full extent permitted by applicable law, be amortized, prorated, allocated and spread over the full term of the Note, that is, from the Effective Date until the Maturity Date, to the extent permitted by applicable law.

         Any interest in excess of that which accrues at the Highest Lawful Rate shall be canceled automatically, and if theretofore paid, shall at Lender's option, be either refunded to Borrower or credited on the unpaid principal amount of the Revolving Credit Loan.

         For purposes of this Section 3, "interest" shall include, if and to the extent characterized as interest under applicable law, any charge, payment, fee or obligation characterized as interest under applicable laws.

         4.       CONDITIONS OF LENDING

                  4.01 Conditions Precedent. The obligation of Lender to make the initial advance constituting a Loan hereunder on the first Borrowing Date is subject to the receipt by Lender of the following documents, each of which shall be satisfactory in form and substance to Lender, and the satisfaction of the following conditions precedent:

                  (a) Note. Lender shall have received the Note, conforming to the requirements hereof, duly completed and executed.

                  (b) Resolutions and Certificates. Lender shall have received, prior to the execution of the Loan Documents (i) appropriate resolutions from Borrower evidencing that the partners of Borrower have authorized execution and delivery of this Agreement and all instruments contemplated hereby, (ii) appropriate resolutions from Guarantors evidencing that the Board of Directors or shareholders of Guarantors, as applicable, have authorized execution and delivery of this Agreement, the Guarantors' Guaranties, and all instruments contemplated hereby, (iii) the Articles of Incorporation and Bylaws of each Guarantor, and a Certificate of Limited Partnership of Borrower from the State of Texas confirming the existence and good standing of each Guarantor and Borrower, respectively, and (iv) if applicable, a certificate of assumed name duly filed as required by law.

                  (c) Guarantors' Guaranty. Lender shall have received the Guarantors' Guaranties in form and substance acceptable to the Lender.

                  (d) Opinion of Counsel. If required by Lender, Lender shall have received a legal opinion from Borrower's legal counsel opining as to due organization, existence, good standing and authority of Borrower and each Guarantor, due authority of the Person or Persons executing the Loan Documents on behalf of Borrower and each Guarantor, the enforceability, validity and binding effect of the Loan Documents to be executed by Borrower and/or each Guarantor, and such other matters as Lender may reasonably require.

                  (e) Additional Matters. Such other documents as reasonably requested by Lender, each duly completed and executed. All documents and legal matters in connection with the transactions contemplated by this Agreement shall be satisfactory in form and substance to Lender and its counsel.

                  4.02 Conditions to All Loans. The obligation of Lender to make any Loan under the Revolving Credit Loan is subject to the satisfaction concurrently with the making of such Loan of the following conditions precedent:

                  (a) Representations and Warranties. The representations and warranties contained in Section 5 hereof, or which are contained in any certificate, document or financial or other statement furnished at anytime under or in connection herewith, shall be materially true and correct on and as of the Borrowing Date for such Loan as if made on and as of such date.

                  (b) No Default or Event of Default. No Default or Event of Default shall have occurred and be continuing on such date, or after giving effect to the advance to be made on such Borrowing Date unless, in the case of a Default other than (i) failure to pay the Note as and when due, (ii) failure to give any notice required in Section 7.05 hereof, and (iii) failure to comply with the negative covenants set forth in Section 8 hereof (for which no notice or opportunity to cure is required to be given or is allowed, as the case may be) Borrower has commenced in good faith to cure any such Default in a manner reasonably acceptable to Lender.

                  (c) Delivery of Waived Items. Lender shall have received any items or documents which were to have been delivered to Lender on or before the initial funding of the Revolving Credit Loan, the delivery of which was waived by Lender at the time of the initial funding of the Revolving Credit Loan.

                  (d) Approvals. The business and operations of Borrower as conducted at all times relevant to the transactions contemplated by this Agreement to and including the close of business on the date of each advance hereunder shall have been and shall be in compliance with all applicable laws, regulations and orders of any Governmental Authority affecting Borrower and its business and operations.

                  (e) Commitment Fees. All commitment fees, if any, billed to Borrower pursuant to this Agreement have been paid in full.

         5.       REPRESENTATIONS AND WARRANTIES

         In order to induce Lender to enter into this Agreement and to make the Revolving Credit Loan, Borrower and each Guarantor jointly and severally represent and warrant, as of the date hereof, and as of the date of each advance under the Revolving Credit Loan or any renewal thereof, that:

                  5.01  Corporate Existence; Compliance with Law.

                  5.01.1 Borrower is (a) a Texas limited partnership which is duly organized, validly existing and in good standing; (b) has the power, authority and legal right to own or lease and operate its property and to conduct the business in which it is currently engaged; and (c) is in compliance with all material Requirements of Law, including, without limitation, all Requirements of Law necessary for the operation of Borrower's business. Borrower is duly qualified to do business and is in good standing in all jurisdictions wherein the character of property it owns or the nature of the business it transacts makes such qualification necessary.

                  5.01.2 Limited is (a) a Bermuda corporation which is duly organized, validly existing and in good standing; (b) has the corporate power, authority and legal right to own or lease and operate its property and to conduct the business in which it is currently engaged; and (c) is in compliance with all material Requirements of Law, including, without limitation, all Requirements of Law necessary for the operation of Limited's business. Limited is duly qualified to do business as a foreign corporation and is in good standing in all jurisdictions wherein the character of property it owns or the nature of the business it transacts makes such qualification necessary.

                  5.01.3 HOTC is (a) a Texas corporation which is duly organized, validly existing and in good standing; (b) has the power, authority and legal right to own or lease and operate its property and to conduct the business in which it is currently engaged; and (c) is in compliance with all material Requirements of Law, including, without limitation, all Requirements of Law necessary for the operation of HOTC's business. HOTC is duly qualified to do business and is in good standing in all jurisdictions wherein the character of property it owns or the nature of the business it transacts makes such qualification necessary.

                  5.02  Authority; Authorization; Enforceable Obligations.

                  5.02.1 Borrower has the power, authority and legal right to make, deliver and perform this Agreement and the Loan Documents and to borrow hereunder and has taken all necessary action to authorize the borrowings on the terms and conditions of this Agreement and the Loan Documents and to authorize the execution, delivery and performance of this Agreement and the Loan Documents. No further consent of any other Person (including partners and creditors of Borrower), and no further authorization of, notice to, or other act by or in respect of any Governmental Authority, is required in connection with the borrowings hereunder or with the execution, delivery, performance, validity or enforceability of this Agreement or the Loan Documents. This Agreement has been, and the Note will be, duly executed and delivered on behalf of Borrower, and this Agreement constitutes, and each of the Loan Documents when executed and delivered will constitute, a legal valid and binding obligation of Borrower enforceable against Borrower substantially in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally.

                  5.02.2 Each Guarantor has the corporate power, authority and legal right to make, deliver and perform this Agreement and such Guarantor's Guaranty and has taken all necessary corporate action to authorize the guarantee of the Revolving Credit Loan on the terms and conditions of this Agreement and its Guaranty and to authorize the execution, delivery and performance of this Agreement and its Guaranty. No further consent of any other Person (including stockholders and creditors of either Guarantor), and no further authorization of, notice to, or other act by or in respect of any Governmental Authority, is required in connection with the execution, delivery, performance, validity or enforceability of this Agreement or the Guaranties. This Agreement has been duly executed and delivered on behalf of each Guarantor, and this Agreement constitutes, and each Guarantor's Guaranty when executed and delivered will constitute, a legal valid and binding obligation of such

         Guarantor enforceable against such Guarantor substantially in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally.

                  5.03 No Legal Bar. The execution, delivery and performance of this Agreement and the Loan Documents, and the use of the proceeds of the borrowings hereunder, will not violate any Requirement of Law or any Contractual Obligation of Borrower or either Guarantor, and will not result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any Requirement of Law or Contractual Obligation.

                  5.04 No Material Litigation. No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of Borrower, Limited or HOTC overtly threatened against Borrower, Limited or HOTC or any of their respective properties or revenues with respect to this Agreement or the Loan Documents or any of the transactions contemplated hereby, which involve the probability of any judgment or liability not adequately covered by insurance and which, if adversely determined, could result in any material adverse change in the business, operations, properties, or financial or other condition of Borrower, Limited or HOTC.

                  5.05 No Default. Neither Borrower, Limited or HOTC is in Default under, or with respect to, any Contractual Obligation in any respect which could be materially adverse to the business, operations, property or financial or other condition of such party, or which could materially adversely affect the ability of such party to perform its obligations under this Agreement and the Loan Documents. None of the execution of and delivery of the Loan Documents, the consummation of the transactions therein contemplated, and compliance with the terms and provisions thereof, will conflict with or result in a breach of, or require any consent (not theretofore obtained at the time the representation is made) under, applicable law or regulation, or any order, writ, injunction or decree of any court or Governmental Authority, or any agreement to which the Borrower, Limited or HOTC is a party or by which it is bound, or to which it is subject.

                  5.06 No Burdensome Restrictions. No Contractual Obligation of Borrower, Limited or HOTC and no Requirement of Law materially adversely affects, or insofar as Borrower, Limited or HOTC may reasonably foresee may so affect, the business, operations, property or financial or other condition of Borrower, Limited or HOTC.

                  5.07 Taxes. Each of the Borrower and Guarantors has filed all material tax returns which, to their knowledge, are required to be filed with any domestic or foreign Governmental Authority, and has paid all taxes shown on said returns and all assessments which are due, except such taxes the payment of which is not yet due, or which if due, is not yet delinquent or is being contested in good faith by appropriate proceedings or which has not been finally determined. Except as reported in Guarantors' financial statements, Guarantors know of no claims by any Governmental Authority for any unpaid taxes, and the charges, accruals and reserves on the books of Guarantors in respect of all taxes and other governmental charges are, in the opinion of Guarantors, adequate in all respects.

                  5.08 Purpose of Loans. Borrower does not own any "margin stock" within the meaning of Regulation U of the Board of Governors of the Federal Reserve System (hereinafter called "margin stock"). None of the proceeds of the Revolving Credit Loan will be used for the purpose of purchasing or carrying any margin stock or for the purpose of reducing or retiring any indebtedness which was originally incurred to purchase or carry a margin stock or for any other purpose which might make this transaction a "purpose" credit within the meaning of said Regulation U, as now in effect or as it may hereafter be amended. Neither Borrower, nor any agent acting on its behalf, has taken or will take any action which might cause this Agreement or the Note to violate Regulation U, Regulation T or any other regulation of the Board of Governors of the Federal Reserve System or to violate the Securities Exchange Act of 1934, as in effect now or as the same may hereafter be in effect on the date of the Revolving Credit Loan.

                  5.09 Trade Names. Borrower and each Guarantor have all licenses, permits, patents, patent rights, trademark rights, trade names, trade name rights, and copyrights which are required in order for them to conduct their business as now conducted without known material conflict with the rights of others.

                  5.10 Investment Company Act. Borrower to the best of its knowledge is not, and to the best of its knowledge is not directly or indirectly controlled by, or acting on behalf of any Person which is an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

         6. COLLATERAL SECURITY. The Loan is unsecured, but is guaranteed by Continuing Guaranty Agreements executed by Guarantors.

         7. AFFIRMATIVE COVENANTS

         Borrower and each Guarantor covenant and agree that so long as this Agreement, or any renewal, extension or modification hereof, remains in effect, or any Note remains outstanding and unpaid, or any Liabilities are owing to Lender, Borrower shall:

                  7.01  Financial Statements; Reports.  Deliver to Lender:

                           (a) Borrower's Financial Statements. As soon as available, and in any event (i) within forty-five (45) days after the end of each of the first three (3) quarters of Borrower's fiscal year, a quarterly unaudited balance sheet and income statement prepared by Borrower, and (ii) annually within ninety (90) days after the end of each fiscal year, Borrower's annual unaudited balance sheet and income statement prepared by Borrower. The balance sheets and income statements shall present the separate results of operations (including investments in Subsidiaries on a cost basis) for Borrower for the period covered, and Borrower's financial condition as of the end of such period in a manner consistent with the Borrower's prior unaudited balance sheets and income statements. Each balance sheet and income statement shall be certified as such by the General Partner or Chief Financial Officer of Borrower. The unaudited balance sheets and income statements need not be prepared in accordance with Generally Accepted Accounting Principles, so long as they are prepared in a manner consistent with prior balance sheets and income statements delivered to the Bank.

                           (b) Financial Statements of Limited. As soon as available, and in any event (i) within forty-five (45) days after the end of each of the first three (3) quarters of Limited's fiscal year, quarterly unaudited financial statements showing Limited's financial condition and the results of its operations for each such quarter, and
         (ii) annually within ninety (90) days after the end of each fiscal year, Limited's audited financial statement at the end of and for the entire fiscal year. Such statements shall be on a consolidated basis and fairly present the result of Limited's operations for the period covered and Limited's financial condition as of the end of such period in accordance with Generally Accepted Accounting Principles consistently applied. Each quarterly financial statement shall be certified as such by the President or Chief Financial Officer of Limited, and each annual statement shall be accompanied by (i) a report of independent certified public accountants acceptable to Lender, which report will not be qualified by reason of any audit limitations imposed by Limited, and, if required by Lender, (ii) a so-called "Management Letter" to Lender commenting on any accounting or financial deficiencies.

                           Each quarterly financial statement shall set forth Limited's quarterly and year-to-date balance sheet and income statement prepared in accordance with Generally Accepted Accounting Principles consistently applied on a comparative basis.

                           (c) Financial Statements of HOTC. As soon as available, and in any event (i) within forty-five (45) days after the end of each of the first three (3) quarters of HOTC's fiscal year, a quarterly unaudited balance sheet and income statement prepared by HOTC, and (ii) annually within ninety (90) days after the end of each fiscal year, HOTC's annual unaudited balance sheet and income statement prepared by HOTC. The balance sheets and income statements shall present the separate results of operations (including investments in Subsidiaries on a cost basis) for HOTC for the period covered, and HOTC's financial condition as of the end of such period in a manner consistent with the HOTC's prior unaudited balance sheets and income statements. Each balance sheet and income statement shall be certified as such by the President or Chief Financial Officer of HOTC. The unaudited balance sheets and income statements need not be prepared in accordance with Generally Accepted Accounting Principles, so long as they are prepared in a manner consistent with prior balance sheets and income statements delivered to the Bank.

                           (d) SEC Reports. Together with each delivery of each financial statement, a copy of all reports with or submitted to the Securities and Exchange Commission by Borrower, Limited, or HOTC during the period covered by such financial statement, including, without limitation, Form 10-K -- Annual Report, and Form 10-Q -- Quarterly Report;

                           (e) Compliance Report. Together with each delivery of each financial statement, a certificate from Borrower's General Partner or Chief Financial Officer stating that (x) there exists no Event of Default or, if the same has occurred, stating the nature thereof, the period of existence thereof and what action Borrower has taken and proposes to take with respect thereto, and (y) that no Default (as defined in the Loan Agreement) exists with respect to the payment of any debt of Borrower, any Affiliate, or, if the same has occurred, stating the nature thereof, the period of existence thereof and what action Borrower, or such Affiliate has taken or proposed to take with respect thereto.

                  7.02 Payment of Obligations. Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, or in accordance with a plan of arrangement, as the case may be, all its debt and other obligations of whatever nature, except when the amount or validity thereof is currently being contested in good faith and by appropriate proceedings, or, when the amount involved exceeds the sum of $500,000.00, Lender has been furnished with a certificate of Borrower's Chief Financial Officer stating that Borrower has a bona fide defense to the debt being contested and that Borrower is contesting such indebtedness in good faith.

                  7.03 Conduct of Business and Maintenance of Existence. Continue to engage in business of the same general type as now conducted by it, and preserve, renew and keep in full force and maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business; comply with all Contractual Obligations and Requirements of Law except to the extent that the failure to comply therewith could not, in the aggregate, have a material adverse effect on the business, operations, property or financial or other condition of Borrower.

                  7.04 Inspection of Books and Records; Discussions. Keep proper books of records and accounts in which full, true and correct entries in conformity with generally accepted accounting principles, and all Requirements of Law, shall be made of all dealings and transactions in relation to their respective business and activities; and permit representatives of Lender, upon reasonable advance notice, to visit and inspect any of its books and records at any reasonable time and as often as may reasonably be desired, and to discuss the business, operations, properties and financial and other condition of each such party with their respective officers and employees and with their respective independent certified public accountants.

                  7.05 Notices. Promptly give notice to Lender in writing of:

                           (a) the occurrence of any Default or Event of Default;

                           (b) any default, or claim of default, with respect to any Contractual Obligation of Borrower, Limited or HOTC in excess of $500,000.00;

                           (c) any litigation, arbitration, administrative proceeding, or other proceeding affecting Borrower, Limited or HOTC in which (i) the amount involved is $500,000.00 or more, which involves the probability of any judgment or liability not adequately covered by insurance, or (ii) in which injunctive or similar relief is sought, and which, if adversely determined, could result in any material adverse change in the business, operations, properties, or financial or other condition of Borrower, Limited or HOTC;

                           (d) a material adverse change in the business, operations, property or financial or other condition of Borrower;

                           (e) the resignation or removal of Gerald J. Rubin as Chairman of the Board of Directors of HOTC, and/or the resignation or removal of Sam L. Henry as an officer of HOTC, after the date of this Agreement; and

                           (f) any material change in the method of computing its depreciation for either tax or book purposes, or make any other material change in its accounting method, at least fifteen (15) days prior to the effective date of such change.

         Each notice pursuant to this Section 7.05 shall be accompanied by a statement of a senior officer setting forth details of the occurrence referred to therein and stating what action Borrower proposes to take with respect thereto.

                  7.06 Payment of Expenses and Costs. Pay all costs and expenses of Lender (including, without limitation, the reasonable attorneys' fees of its legal counsel) in connection with the enforcement or preservation of Lender's rights under the Loan Documents; and Borrower will pay all costs and expenses (including, without limitation, the reasonable attorneys' fees of Lender's legal counsel) in connection with the preparation, execution and delivery of this Agreement and the other documents described herein and any and all amendments, modifications and supplements thereof or thereto, whether or not the transactions contemplated hereby are consummated.

                  7.07 Amendments to Note Purchase Agreement. Give Lender written notice prior to amending that certain Note Purchase and Guaranty Agreement dated effective January 5, 1996, by and among HOTC, Limited and certain note purchasers as further described therein, and to deliver copies of any such amendments to the Lender within ten (10) days following the date the amendment(s) is fully executed.

                  7.08 Dividends. Have the right to declare and pay dividends on any shares of any class of its Stock, so long as no Event of Default has occurred and is continuing at the time of such payment, and so long as the making of such payment does not cause or create an Event of Default.

         8.       NEGATIVE COVENANTS

         Borrower and each Guarantor covenant and agree that so long as this Agreement, or any renewal, extension or modification hereof, remains in effect, or the Note remains outstanding and unpaid, or any Liabilities are owing to
Lender:

                  8.01 Consolidated Net Worth. Limited will not permit Consolidated Net Worth (i) at any time during the period commencing on the date of this Agreement and ending on February 29, 1996 to be less than $65,000,000,
(ii) at the end of the fiscal quarter of Limited ending on May 31, 1996 to be less than $65,000,000 plus the greater of zero or 40% of Consolidated Net Earnings for such quarter, or (iii) at any time during any fiscal quarter of Limited thereafter to be less than the minimum Consolidated Net Worth required by this Section at the end of the immediately preceding fiscal quarter of Limited plus the greater of zero or 40% of Consolidated Net Earnings for the immediately preceding fiscal quarter of Limited.

                  8.02 Consolidated Indebtedness. Limited will not permit Consolidated Indebtedness to exceed 55% of Consolidated Total Capitalization at any time.

                  8.03 Liens. Neither Borrower, HOTC nor Limited shall grant, create, incur, assume, permit or suffer to exist any Lien upon its property, assets or revenues, whether now owned or hereafter acquired, except:

                           (a) liens for taxes not yet due, or which are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained on the books of such party in accordance with generally accepted accounting principles;

                           (b) other Liens incidental to the conduct of its business or the ownership of its assets which (i) are expressly subordinated to all debt due Lender, and (ii) which do not in the aggregate materially detract from such party's ability to perform its obligations hereunder or in connection herewith;

                           (c) liens created by this Agreement, or hereafter granted to Lender for the benefit of Lender;

                           (d) purchase money Liens granted in connection with any purchase of equipment;

                           (e) liens, or any existing pledge of a deposit, securing the payment of senior debt by an Affiliate or Subsidiary to a foreign financial institution as disclosed in the financial statements delivered pursuant to Section 5.07 of this Agreement or which may be granted or amended and may be disclosed from time to time by any such party.

                  8.04 Operations. Neither Borrower, HOTC, nor Limited shall materially change the nature of the business in which it is presently engaged.

                  8.05 Law. Neither Borrower, HOTC nor Limited shall be in violation of any law or any regulation, order, writ, injunction or decree of any court or Governmental Authority, or in breach of any agreement or instrument to which Borrower, HOTC or Limited is a party or to which Borrower, HOTC or Limited is subject or in Default thereunder, the breach or violation of which, or Default under which, would have a material adverse effect on Borrower, HOTC or Limited, or their respective financial condition.

                  8.06 Overdrafts. Borrower shall not use overdrafts or draw on uncollected funds instead of using the proceeds of the Revolving Credit Loan available under this Agreement. If such an event does occur, Borrower agrees to pay interest on such overdrafts and uncollected funds, in addition to any other charges applicable to such overdrafts and uncollected funds, at the Alternate Base Rate; provided, however, in no event shall the rate contracted for, charged to Borrower, received, collected or reserved hereunder exceed the Highest Lawful Rate, and if application of the Alternate Base Rate as provided in this Section, or any other circumstances, would cause the rate of interest hereunder to exceed the Highest Lawful Rate, the rate of interest hereunder shall automatically be reduced to the Highest Lawful Rate.

                  8.07 Merger. Without the written consent of Lender, which shall not be unreasonably withheld, Borrower, HOTC and Limited shall not, and shall not permit any Subsidiary of either to, enter into any transaction of merger, consolidation, reorganization, exchange of Stock or assets, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or otherwise dispose of all or a substantial part of their assets, except that, for so long as no Event of Default has occurred and is continuing, (i) any Subsidiary may merge into or transfer assets to Borrower, HOTC or Limited, and (ii) any Subsidiary may merge into or consolidate with or transfer assets to any other Subsidiary.

                  8.08 Management. Limited shall not, and shall not permit its Affiliates to change the duties, obligations, titles and offices of Gerald J. Rubin without the prior written consent of the Lender.

         9.       EVENTS OF DEFAULT

                  9.01 Events of Default. The following shall be Events of Default under this Agreement:

                           (a) Borrower shall fail to pay any principal of or interest on the Note, or either of them, or any other amount payable hereunder, within ten (10) days after the date due in accordance with the terms hereof; or

                           (b) any representation or warranty made or deemed made by Borrower or either Guarantor herein or which is contained in any certificate, document or financial or other statement furnished at anytime under or in connection with this Agreement shall prove to have been incorrect in any material respect on or as of the date made or deemed made; or

                           (c) Borrower or either Guarantor shall Default in the observance or performance of any other covenant or agreement contained in this Agreement, and (except for Borrower's covenants as to (i) notices as set forth in Section 7.05, and (ii) negative covenants as set forth in Section 8 hereof, for which no notice or opportunity to cure is required to be given or is allowed, as the case may be) said Default shall have continued for a period of thirty (30) days after written notice thereof shall have been given to Borrower by Lender, or Borrower or either Guarantor, as the case may be, has not, by the expiration of such thirty (30) day period, commenced in good faith to cure such Default and pursue such cure with diligence; or

                           (d) Borrower or either Guarantor shall Default in its payments according to a plan of arrangement, composition or readjustment of its debts or any other event shall occur, the effect of which Default or other event is to cause, or permit the holder or holders of any material indebtedness or beneficiary or beneficiaries of any material Contingent

         Obligation (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, any material indebtedness or Contingent Obligation to become due prior to its stated maturity; or

                           (e) Borrower or either Guarantor shall commence any case, proceeding or other action relating to it in bankruptcy or seek reorganization, liquidation, dissolution, winding-up, arrangement, composition, readjustment of debt or other similar act or law of any jurisdiction, domestic or foreign, now or hereafter existing; or Borrower or either Guarantor shall apply for a receiver, custodian or trustee of it or for all or a substantial part of its property; or Borrower or either Guarantor shall make an assignment for the benefit of creditors; or

                           (f) any case, proceeding or other action against Borrower or either Guarantor shall be commenced in bankruptcy or Borrower or either Guarantor shall seek reorganization, liquidation, dissolution, winding-up, arrangement, composition or readjustment of its debts, or any other relief, under any bankruptcy, insolvency, reorganization, liquidation, dissolution, arrangement, composition, readjustment of debt or other similar act or law of any jurisdiction, domestic or foreign, now or hereafter existing; or a receiver, custodian or trustee of Borrower or either Guarantor or for all or a substantial part of its property shall be appointed; or a warrant of attachment, execution or distraint, or similar process, shall be issued against any substantial part of the property of Borrower or either Guarantor; and in each such case such condition shall continue for a period of sixty (60) days undismissed, undischarged or unbonded; or

                           (g) one or more judgments or decrees shall be entered against Borrower or either Guarantor involving in the aggregate a liability (not paid or fully covered by insurance) of $500,000.00 or more and all such judgments or decrees shall not have been vacated, discharged or stayed or bonded pending appeal within sixty (60) days from the entry thereof; or

                           (i) the failure by Borrower or either Guarantor to perform any covenant or agreement contained in this Agreement (after the expiration of any applicable cure period); or

                           (j) upon the occurrence of an Event of Default under the terms of, and as defined in, that certain Note Purchase and Guaranty Agreement dated effective January 5, 1996, among Guarantors and certain named purchasers, regarding the purchase of 7.01% Guaranteed Senior Notes due January 5, 2008.

         Upon the occurrence of any Event of Default, either or both of the following actions may be taken by Lender: (a) declare the Commitment to be terminated forthwith, whereupon the Commitment shall immediately terminate; and
(b) declare the Revolving Credit Loan (with accrued interest thereon) and all other amounts owing under this Agreement and the Note to be due and payable forthwith, whereupon the same shall immediately become due and payable, without presentment, demand, protest, notice of intent to accelerate, notice of acceleration, or other notice of any kind, all of which are hereby expressly waived, except as otherwise expressly provided herein.

         10.      MISCELLANEOUS

                  10.01 Amendment; Waivers. Borrower and Lender may, from time to time, enter into written amendments, supplements, waivers or modifications hereto for the purpose of adding any provisions to this Agreement or the Note or changing in any manner the rights of Lender or of Borrower hereunder or thereunder.

                  10.02 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of Lender, any right, power or privilege hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any other right, power or privilege. The rights and remedies herein provided are cumulative and not exclusive of any rights or remedies provided by law.

                  10.03 GOVERNING LAW. THIS AGREEMENT AND THE NOTE SHALL BE DEEMED TO BE CONTRACTS UNDER THE LAWS OF THE STATE OF TEXAS AND FOR ALL PURPOSES SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF SAID STATE AND APPLICABLE FEDERAL LAW. TEX. REV. CIV. STAT. ANN. ART. 5069-15.01, AS AMENDED, SHALL NOT APPLY TO THIS AGREEMENT AND THE NOTE ISSUED HEREUNDER.

                  10.04 Survival of Representation and Warranties. All representations and warranties made by Borrower and Guarantors hereunder and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the Note.

                  10.05 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of Borrower, Guarantors and Lender, all future holders of the Note and their respective successors and assigns, except that Borrower may not assign or transfer any of its rights under this Agreement without the prior written consent of Lender.

                  10.06 Severability. Should any clause, sentence, paragraph or Section of this Agreement be judicially declared to be invalid, unenforceable or void, such decision will not have the effect of invalidating or voiding the remainder of this Agreement and the parties hereto agree that the part or parts of this Agreement so held to be invalid, unenforceable or void will be deemed to have been stricken herefrom and the remainder will have the same force and effectiveness as if such part or parts had never been included herein.

                  10.07 Descriptive Headings. The Section headings in this Agreement have been inserted for convenience only and shall be given no substantive meaning or significance whatsoever in construing the terms and provisions of this Agreement.

                  10.08 Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

                  10.09 No Liability. Lender shall not be deemed to be a partner or a Joint Venturer of Borrower or an agent or principal of Borrower, nor shall it be liable for the performance or Default of any party other than Lender. Nothing, including, without limitation, any advance of any of the proceeds of the Revolving Credit Loan, or any acceptance of any document, shall be construed as a representation or warranty of any kind by Lender.

                  10.10 Indemnity. Borrower and Guarantors agree to protect, indemnify, defend and save harmless Lender and its directors, officers, agents, and employees from and against any and all liability, expense or damage of any kind or nature and from any suits, claims, commissions, brokerage fees or demands, including reasonable legal fees and expenses on account of any matter or thing, whether in suit or not, arising out of this Agreement, the Revolving Credit Loan, the Note, or in connection herewith, unless the suits, claims, commissions, brokerage fees or damages are caused by the negligence or willful misconduct by Lender, or any of the parties herein indemnified. This obligation shall survive the repayment of the indebtedness evidenced by the Note.

                  10.11 Assignment. Neither this Agreement, nor the Loan proceeds shall be assignable by Borrower without the prior written consent of Lender and any attempt at any such assignment without such consent shall be void and at the option of Lender be deemed a Default hereunder.

                  10.12 No Third Party Beneficiaries. This Agreement is made for the sole and exclusive benefit of Borrower and Guarantors. No other person, firm, corporation or entity shall have any right of action, claim for relief or benefit from this Agreement, nor shall this Agreement be construed to establish any fund, loan, or payment for the benefit of anyone not a party hereto.

                  10.13 Notices. All notices, requests and demands to or upon the respective parties hereto shall be effective and shall be deemed to have been duly given or made, unless otherwise expressly provided herein, when deposited in the mail, postage prepaid, certified mail, return receipt requested. The mailing address of each party for the purpose of this Section
10.13 is as follows:

         Borrower:                  6827 Market
                                    El Paso, Texas  79915
                                    Attention:
                                    Gerald J. Rubin
                                    Sam L. Henry

         Guarantors:                6827 Market
                                    El Paso, Texas  79915
                                    Attention:
                                    Gerald J. Rubin, Chairman
                                    Sam L. Henry, Chief Financial Officer

         Lender:                    P. O. Drawer 140
                                    El Paso, Texas  79980
                                    Attention:  David W. Osborn,
                                    Senior Vice President, Corporate
                                    Banking Division

                  10.14 Exhibits. Exhibit A appended hereto is hereby incorporated herein for all purposes.

                  10.16 Sale of Participations. Lender reserves the right in its sole discretion, without notice to Borrower or Guarantors, to sell participations or assign its interest, or both, in all or any part of the Revolving Credit Loan, the Note or the Commitment to banks owned by Chemical Banking Corporation or Texas Commerce Bancshares, Inc., and further reserves the right to sell such participations and/or assign such interests to any other financial institution with the written consent of Borrower.

                                     NOTICE

         THIS WRITTEN LOAN AGREEMENT REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.
         THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

         EXECUTED TO BE EFFECTIVE as of December 31, 1996, regardless of the date actually signed.

                              HELEN OF TROY L.P., a Texas limited partnership


                                  By: HELEN OF TROY NEVADA CORPORATION,
                                      a Nevada corporation, General Partner



                                      By: /s/ Sam L. Henry
                                         --------------------------------------
                                          Sam L. Henry, Chief Financial Officer

                                                                      BORROWER

                                      TEXAS COMMERCE BANK
                                      NATIONAL ASSOCIATION


                                      By: /s/ David W. Osborn
                                         --------------------------------------
                                          David W. Osborn, Senior Vice President

                                                                      LENDER